UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 28, 2006

Science Applications International Corporation

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-12771	95-3630868
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10260 Campus Point Drive, San Diego, CA	92121
(Address of Principal Executive Offices)	(Zip Code)

(858) 826-6000

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02	Termination of a Material Definitive Agreement

On September 28, 2006, Science Applications International Corporation (the “Company”) delivered notice of its intent (i) not to renew the Severance Protection Agreements that it entered into with its executive officers beginning September 1, 2005 (the “Existing Agreements”), and (ii) to enter into new Severance Protection Agreements with its executive officers on modified terms (the “New Agreements”). As a result, the Existing Agreements will expire according to their terms on December 31, 2006. The Company is currently party to such agreements with each of the following executive officers: Deborah H. Alderson, Kenneth C. Dahlberg, Stephen P. Fisher, Donald H. Foley, John R. Hartley, Larry J. Peck, Lawrence B. Prior, III, William A. Roper, Jr., Douglas E. Scott, George T. Singley, III, Theoren P. Smith, III, Mark W. Sopp and Joseph P. Walkush.

Pursuant to their terms, the Existing Agreements provide that if the officer is involuntarily terminated without cause, or resigns for good reason within a 24-month period following a change of control of the Company, the officer will be paid all accrued salary and a pro rata bonus for the year of termination and a single lump sum generally equal to three times the officer’s then current salary and bonus amount. The officer will also receive for the 36 months following termination such life insurance, disability, medical, dental, hospitalization, financial counseling and tax consulting benefits as are provided to other similarly situated executives who continue in the employ of the Company and up to 12 months of outplacement counseling. Vesting will be accelerated as provided in the Company’s various equity incentive and deferral plans. If an excise tax would be imposed under the Internal Revenue Code on the payments received by an officer under the Existing Agreement, the officer may elect to receive the full value of the severance payments and pay the excise tax or have the severance payments reduced to the extent necessary to avoid an excise tax.

The Company currently intends to enter into New Agreements with each of its executive officers in substantially the same form and with substantially similar terms as the Existing Agreements, except for certain anticipated revisions including a reduction in the amount of cash severance benefits to be paid.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

(Registrant)	SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

Date: October 4, 2006	By	/s/ DOUGLAS E. SCOTT
Douglas E. Scott
	Its:	Senior Vice President, General Counsel and Secretary